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Exhibit 10.37

[GOLF TRUST LOGO]

November 11, 2005

AEW Targeted Securities Fund, L.P.
World Trade Center East
Two Seaport Lane
Boston, MA 02210-2021
Attn: Mr. Robert G. Gifford

    Re:
    Golf Trust of America, Inc.—Option to Acquire Series A Convertible
    Redeemable Preferred Stock

Gentlemen:

        This letter references that certain letter agreement (the "Option Agreement") dated as of May 6, 2005 by and between AEW Targeted Securities Fund, L.P. ("AEW") and Golf Trust of America, Inc. (the "Company"). As you know, the Company has entered into an agreement (the "Asset Purchase Agreement") with CMI Financial Network, LLC ("CMI") dated as of October 27, 2005 which contemplates, without limitation, the acquisition by CMI or its nominee1 (the "Buyer") of the Westin Innisbrook Resort (and certain related assets and liabilities thereof) by November 30, 2005. The Buyer has the right to extend the date of the closing to December 30, 2005. The Buyer also has the right to terminate the Asset Purchase Agreement for any reason until the expiration of the due diligence period on November 25, 2005. In connection with the Asset Purchase Agreement, we have requested, and by signing below AEW confirms, AEW's agreement to amend the Option Agreement as set forth below in this First Amendment to the Option Agreement (the "First Amendment").

CMI may transfer its rights under the Asset Purchase Agreement to a nominee, provided that such nominee (1) is a controlled subsidiary of CMI (i) created for the single purpose of consummating the transactions contemplated by the Asset Purchase Agreement, (ii) owned by CMI, certain controlled affiliates of CMI and/or certain principals of CMI, and (iii) controlled by CMI, certain controlled affiliates of CMI and/or certain principals of CMI, and (2) executes an assignment and assumption agreement by and among the nominee, CMI, the Company and the Company's affiliates party to the Asset Purchase Agreement, in a form approved by GTA-IB, LLC, an indirect subsidiary of the Company, whereby the nominee assumes all of the obligations of CMI under the Asset Purchase Agreement and CMI and the nominee are jointly and severally liable to the Company and the Company's affiliates under the Asset Purchase Agreement.

FIRST AMENDMENT
TO THE OPTION AGREEMENT

        1.    Option Termination Date.    In the event that a deposit in the amount of Four Million Five Hundred Thousand Dollars ($4,500,000) (the "Deposit") becomes non-refundable to the Buyer on or before December 9, 2005, subject to certain limited exceptions set forth in Article 12 of the Asset Purchase Agreement, the Option Termination Date shall automatically be extended to December 30, 2005. In the event that the Deposit does not become non-refundable, subject to certain limited exceptions set forth in Article 12 of the Asset Purchase Agreement, to the Buyer on or before December 9, 2005, this First Amendment shall automatically terminate and shall be of no further force or effect and the Option Agreement as unmodified by this First Amendment shall govern.

        2.    Addition of Section 1.15 to the Option Agreement.    The following shall be inserted as a new Section 1.15 to the Option Agreement:

    The Exercise Price shall bear interest from, and including, December 1, 2005 until, and including, the date the Notice is delivered to AEW at a rate of ten percent (10%) per annum. Such interest shall be due and payable at the same time as the Exercise Price and shall be calculated daily on the basis of the actual number of days elapsed and a three hundred sixty (360) day year.

        3.    Expenses.    The Company agrees to pay all reasonable legal expenses associated with the First Amendment, including the cost of AEW's filings with the Securities and Exchange Commission, estimated to be Seven Thousand Dollars ($7,000) in the aggregate.

        4.    Defined Terms.    Any capitalized term used and not otherwise defined herein shall have the meaning set forth in the Option Agreement.

        5.    Counterparts.    This First Amendment may be executed in counterparts by each of the parties hereto.

        6.    Governing Law.    This First Amendment shall be deemed to have been executed and delivered within the State of New York, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to principles of conflict of laws. Any action or proceeding arising from or relating to this First Amendment must be brought in the State of New York, and each party irrevocably submits to the jurisdiction and venue of any such court in any such action or proceeding.

        7.    Continuing Obligations.    Except as expressly provided in this First Amendment, the rights and obligations of the parties under the Option Agreement shall remain in full force and effect and unmodified.

        Thank you.

Very truly yours,
By: /s/ W. BRADLEY BLAIR, II W. Bradley Blair, II Chief Executive Officer, President and Chairman of the Board of Directors of Golf Trust of America, Inc.
AGREED TO AND APPROVED BY:
"AEW"
AEW Targeted Securities Fund, L.P.
By:	/s/ ROBERT G. GIFFORD Printed Name: Robert G. Gifford Title: President, AEW TSF Inc.(2)

(2)
Mr. Gifford executed the Option Agreement as President of AEW TSF Inc., the Managing Member of AEW TSF L.L.C., the General Partner of AEW Targeted Securities Fund, L.P.

cc:
Peter T. Healy, Esq.

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  Exhibit 10.37